Exhibit 99.1

Anthera Pharmaceuticals Reports 2013 Third Quarter Financial Results,
Clinical and Regulatory Update

HAYWARD, Calif., October 29, 2013 /PRNewswire/ -- Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), today announced financial results, clinical and regulatory update for the quarter ended September 30, 2013.

Third Quarter 2013 Financial Results:

Net loss for the third quarter of 2013 decreased to $5.8 million from $12.0 million, and loss per basic and diluted share decreased to $0.30 from $1.38, as compared to the same quarter in 2012.  Net loss for the nine months ended September 30, 2013 decreased to $21.7 million from $50.5 million, loss per basic and diluted share decreased to $1.21 from $7.97, as compared to the same period in 2012.  The decrease in net losses both quarterly and year-to-date primarily resulted from a decrease in research and development expenses due to the Company's shift in focus to the development of blisibimod for systemic lupus erythematosus, or lupus, and IgA nephropathy, an orphan disease in the United States.  The decrease in net loss per basic and diluted share in 2013 as compared to 2012 was primarily due to the results of lower loss from operations and higher common shares outstanding.

As of September 30, 2013, the Company had cash, cash equivalents and short-term investments of $42.0 million, including $10.0 million of restricted cash. The Company’s cash position is higher than forecast as a result of lower operating expenses recognized in the quarter.

Third Quarter Operational Update:

Clinical

Blisibimod for the treatment of Systemic Lupus Erythematosus (CHABLIS-SC)

The Phase 3 study CHABLIS-SC1 is currently recruiting at 31 sites across 11 countries in Eastern Europe, Latin America and South East Asia. The Company anticipates site activation activities will continue to ramp up over the remainder of 2013. Patient recruitment is tracking according to the Company’s expectations with the first 100 patients expected to be enrolled before the end of 2013. An interim analysis is planned for mid-2014 when these patients have completed 24 weeks of treatment.  In addition to serving as a registration study for the SLE indication, CHABLIS-SC1 will contribute safety data to be included in a potential IgA Nephropathy registration application for blisibimod.

Following recent input from the FDA, a second study, CHABLIS-SC2, will be submitted to the IND before the end of 2013. This study will enroll patients with SLE, including patients with clinical evidence of renal disease including glomerulonephritis and lupus nephritis. It is anticipated the two CHABLIS studies will form the basis of approval for blisibimod to treat a severely diseased lupus patient population.

On Monday, October 28, 2013, the Company presented emerging data from the Phase 2b PEARL-SC study and Open-Label Extension at the 2013 Annual Scientific Meeting of the American College of Rheumatology and the Association of Rheumatology Health Professionals (ACR/ARHP).  These emerging data, presented by Dr. Richard Furie, demonstrated significant and durable effects of blisibimod on immunoglobulins IgG and IgM, proteinuria, anti-double-stranded DNA autoantibodies and complement C3 and C4 over 52 weeks of therapy.  “These data are exciting as they strengthen our belief that blisibimod will reduce the underlying pathologies in both SLE and IgA nephropathy” said Dr. Colin Hislop, M.D., Anthera’s Chief Medical Officer.  “The emerging data validate our ongoing clinical efforts in these important diseases”.

Blisibimod for the treatment of IgA Nephropathy (BRIGHT-SC)

The Company has gained regulatory approvals in all seven study countries and is actively recruiting in five of the seven countries in South East Asia. To date 10 of 22 sites have been activated with all sites expected to be actively screening patients by the end of the year.  After the first 48 patients have completed eight weeks of treatment, the Company plans to conduct an interim analysis to determine the effect of blisibimod on proteinuria and other relevant biomarkers such as IgA and IgG levels in early 2014.

Regulatory

In May 2013, the Company met with the US FDA to discuss  the IgA nephropathy development program for blisibimod. As a result of receiving encouraging feedback from the US FDA on the use of a change in proteinuria as the endpoint for Subpart E approval for blisibimod, the Company has amended the BRIGHT-SC study endpoints accordingly.  Upon implementation of this new amendment it is the Company’s intention to use the BRIGHT-SC study as one of two studies necessary to support the marketing approval of blisibimod for the treatment of IgA nephropathy under the accelerated approval pathway (US FDA Subpart E).  In addition, the US FDA indicated a requirement for the Company to provide data from a post-marketing study which would include measurements of clinical endpoints, such as changes in kidney function, progression to dialysis and death in patients previously enrolled in the two registration studies.

In June 2013, we met with the Japanese Pharmaceutical and Medical Devices Agency, or PMDA to discuss the development of blisibimod for the treatment of IgA nephropathy in Japan.  At this initial meeting the PMDA also agreed to consider changes in proteinuria as the basis for an initial approval of blisibimod for the treatment of IgA nephropathy.  Further discussions with the PMDA regarding development of blisibimod in Japan are planned for early 2014.

Prior to the end of 2013, the Company plans to submit an Investigational New Drug application, or IND, to the US FDA for the investigation of blisibimod in IgA nephropathy incorporating feedback from both the initial meetings with the US FDA and PMDA.  As part of this submission the Company will provide a second clinical study protocol, BRILLIANT-SC, intended to evaluate the use of blisibimod as a treatment for proteinuria in patients with IgA nephropathy.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with autoimmune disorders including lupus, glomerulonephritis and IgA nephropathy.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2013.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.

ANTHERA PHARMACEUTICALS, INC. (A Development Stage Company) CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Operating expenses:
Research and development	$4,051	$9,527	$14,245	$42,130
General and administrative	1,470	1,594	5,130	5,715
Total operating expenses	5,521	11,121	19,375	47,845
Loss from operations	(5,521)	(11,121)	(19,375)	(47,845)
Other Income (expense):
Other income (expense) - net	14	(46)	33	(84)
Interest expense	(296)	(806)	(2,322)	(2,557)
Total other (expense) - net	(282)	(852)	(2,289)	(2,641)
Net loss	$(5,803)	$(11,973)	$(21,664)	$(50,486)
(1) Net loss per basic and diluted:	$(0.30)	$(1.38)	$(1.21)	$(7.97)
(1) Weighted-average number of shares used in per share calculation-basic and diluted	19,196,140	8,703,790	17,937,069	6,330,705

	ANTHERA PHARMACEUTICALS, INC.
	(A Development Stage Company)
	BALANCE SHEET DATA
	(in thousands, except share data)
	(unaudited)

	September 30, 2013	December 31, 2012

Cash and cash equivalents	$31,561	$19,431
Short term investments	$479	$5,322
Restricted cash	$10,000	$—
Total assets	$44,335	$26,445
Total current liabilities, excluding current portion of notes payable	$2,810	$9,421
Total notes payable	$18,570	$20,550
Deficit accumulated during development stage	$(282,042)	$(260,378)
Total shareholders' equity (deficit)	$22,955	$(3,526)
(1) Common shares outstanding	19,304,116	9,893,949

(1)
Weighted-average number of shares and net loss per share data for the three and nine months ended September 30, 2012, and common shares outstanding at December 31, 2012 have been adjusted to reflect reverse split of stock effectuated on July 15, 2013.